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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 16, 2003

                   INFINITY PROPERTY AND CASUALTY CORPORATION
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Ohio                         000-50167                    03-0483872
---------------------        -----------------------         -------------------
  (State or other             (Commission File No.)             (IRS Employer
  jurisdiction of                                            Identification No.)
  incorporation)

                 2204 Lakeshore Drive, Birmingham, Alabama 35209
          ------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (205) 870-4000
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              (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS.

         On July 16, 2003, Infinity Property and Casualty Corporation closed its senior secured credit facility with a syndicate of financial institutions that provides Infinity with a $200,000,000, 7-year amortizing term loan and the ability to secure a revolving credit facility of up to $20,000,000. The interest rate of the term loan has been established at LIBOR plus 250 basis points. Lehman Brothers Inc. and Bear, Stearns & Co., Inc. served as joint lead arrangers in this transaction.

         The term loan will fund working capital for Infinity's insurance company subsidiaries, repay a $55 million promissory note issued in connection with the Company's initial public offering, and be used for general corporate purposes. Proceeds from the revolving facility will also be available for general corporate purposes. Borrowings under the credit facility are collateralized by liens on substantially all of the assets of Infinity and its subsidiaries and by a pledge of the stock of Infinity's insurance company subsidiaries.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c) Exhibits

         10.1 Credit Agreement dated July 17, 2003 among Infinity, as Borrower, Bear, Stearns & Co. Inc. and Lehman Brothers Inc., as Joint Lead Arrangers, Bear Stearns Corporate Lending Inc., as Syndication Agent, and Lehman Commercial Paper Inc., as Administrative Agent

         10.2 Guarantee And Collateral Agreement, dated July 17, 2003, made by the signatories thereto, in favor of Lehman Commercial Paper Inc., as administrative agent for the banks and other financial institutions from time to time parties to the Credit Agreement.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         INFINITY PROPERTY AND CASUALTY
                                                     CORPORATION

Date: July 18, 2003                      By:    Samuel J. Simon
                                             --------------------------------
                                         Name:  Samuel J. Simon
                                         Title: Senior Vice President,
                                                 General Counsel and Secretary